Exhibit 10.05

                                    AGREEMENT


     THIS AGREEMENT ("Agreement") made this 7th day of May, 1999 by and between Derma Sciences, Inc., a business corporation organized under the laws of the Commonwealth of Pennsylvania ("Derma") and Richard S. Mink ("Mink").

     1. Employment. Derma hereby employs Mink, and Mink agrees to be employed by Derma, as Derma's Vice President and Chief Operating Officer upon the terms and conditions hereinbelow set forth.

     2. Previous Employment Agreement. This Agreement amends in toto and replaces that certain Employment Agreement ("Employment Agreement") dated April 14, 1997 between the parties hereto which Employment Agreement, save as hereafter provided, is void and of no further force or effect. Provided, however, the stock options granted to Mink pursuant to the Employment Agreement shall continue to be governed by the terms of paragraph 4 thereof as modified by paragraph 5 hereof.

     3. Time and Efforts. Mink shall devote all of his business time and efforts to his responsibilities hereunder.

     4. Compensation. During the term hereof Derma shall pay compensation to Mink as follows:

          (a) Salary at the rate of One Hundred Sixty Thousand Five Hundred Dollars ($160,500) per year;

          (b) Incentive compensation as determined by Derma's board of directors upon recommendation of the Chairman. Mink shall be accorded a performance review by Derma's Chairman in April of each year during the Term hereof. The Chairman may, but shall be under no obligation to,

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forward the results of this performance review to the compensation  committee of the board of directors for such action as this committee deems appropriate.

     5. Term. This Agreement shall be effective upon execution hereof and shall continue indefinitely until terminated as provided herein. Either party hereto may terminate this Agreement upon thirty (30) days written notice of such termination to the other party. Upon termination of this Agreement by Derma other than "For Cause," the period to exercise the options granted under the previous Employment Agreement shall be extended to the earlier of three years from the date of termination or the original expiration date of said options. Anything contained in the Employment Agreement to the contrary notwithstanding, vesting of said options shall accelerate to 100% upon either a change in ownership of in excess of 75% of Derma or the sale by Derma of substantially all of its assets. For purposes of the preceding, termination "For Cause" shall mean termination by Derma as a result of:

          (a) Willful misconduct which has resulted in or is likely to result in material economic damage to Derma;

          (b) Conviction of a felony;

          (c) Perpetration of fraud which had resulted, or is likely to result, in material economic damage to Derma; or

          (d) Willful refusal to comply with the instructions of superiors or of Derma's board of directors; but only if such instructions are rendered for the purpose of advancing the business interests of Derma, can reasonably be in the best interest of Derma and are not illegal.

     6. Severance. Upon termination of this Agreement by Derma other than "For Cause," Derma shall pay to Mink a severance payment of one year's salary as specified in paragraph 4(a) hereof, as amended.


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     7. Employee Benefits. During the term hereof, Mink shall be entitled to the following employee benefits:

          (a) Participation in Derma's medical insurance plans;

          (b) Participation in Derma's deferred compensation plans;

          (c) Reimbursement of vehicle expenses at the rate of $0.31 per business mile;

          (d) Reimbursement of "ordinary and necessary" business expenses; and

          (e) Paid vacation of three (3) weeks per year.

          (f) In the event of termination other than "For Cause," outplacement assistance in an amount not to exceed $12,000.

     8. Disclosure of Information. Mink recognizes and acknowledges that he will have access to certain confidential information of Derma and that such information constitutes valuable, special and unique property of Derma. Mink will not, during or after the Term hereof, disclose any of such confidential information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever unless ordered to do so by a court or other tribunal or government agency with jurisdiction over the subject matter and Mink. In the event of a breach or threatened breach by Mink of the provisions of this paragraph, Derma shall be entitled to an injunction restraining Mink from disclosing, in whole or in part, confidential information of Derma, or from rendering any services to any person, firm, corporation, association, or other entity to whom such confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Derma from pursuing any other remedies available to Derma for such breach or threatened breach, including the recovery of damages from Mink.


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     9. Restrictive Covenant. For a period of One (1) year after the termination of this Agreement by Derma "For Cause" or by Mink for any reason, Mink will not, within the greater of the currently existing marketing area of Derma or any future marketing area of Derma established during Mink's employment under the terms of this Agreement, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business related to wound care therapeutics or otherwise similar to the type of business conducted by Derma at the time of the termination of this Agreement. In the event of Mink's actual or threatened breach of the provisions of this paragraph, Derma shall be entitled to an injunction restraining Mink therefrom. Nothing herein shall be construed as prohibiting Derma from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Mink.

     10. Place of Employment. Derma shall maintain Mink's regular place of employment at its corporate headquarters as from time to time constituted.

     IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals as of the date first hereinabove written. DERMA SCIENCES, INC.



                                                    By: /s/  Edward J. Quilty
                                                        ----------------------
                                                        Edward J. Quilty
                                                        Chairman


                                                        /s/  Richard S. Mink
                                                        ----------------------
                                                        Richard S. Mink